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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2006



                         ARTESIAN RESOURCES CORPORATION

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             (Exact name of registrant as specified in its charter)


            Delaware                    000-18516              51-0002090
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(State or other jurisdiction of       (Commission            (IRS Employer
         incorporation)               File Number)         Identification No.)


 664 Churchmans Road, Newark, Delaware                      19702
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(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code: 302-453-6900


                                 Not Applicable
               --------------------------------------------------
         (Former name or former address, if changed since last report.)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):




[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act



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Section 8 - Other Events


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Item 8.01       Other Events.

On November 21, 2006, the staff of the Delaware Public Service Commission (PSC), Division of the Public Advocate and intervenors signed a settlement agreement with Artesian Water Company, Inc. (Artesian Water) regarding Artesian Water's May 9, 2006 rate request. The settlement agreement, which is subject to final approval by the PSC, provides for a two-step increase in water rates totaling a 14.0% increase, or $6.0 million on an annualized basis. An initial increase of 11.1%, or $4.8 million on an annualized basis, will be placed into effect following approval of the settlement agreement by the PSC. An additional 2.9%, or $1.2 million on an annualized basis, may be placed into effect in the event Artesian Resources Corporation completes an equity issuance prior to the next rate increase filed by Artesian Water. Artesian Water's application filed in May 2006 with the PSC requested a rate increase to generate an additional 23%, or $9.9 million, in water sales revenue on an annualized basis. This request was primarily due to Artesian Water's significant investment in infrastructure, as well as an approximately 92% increase in purchased power expense due to the deregulation of the electric industry in Delaware in May 2006.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ARTESIAN RESOURCES CORPORATION


Date:  November 21, 2006                By:  /s/ DAVID B. SPACHT
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                                        David B. Spacht
                                        Vice President, Chief Financial Officer
                                        and Treasurer